Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CVR Energy, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the headings “Summary Consolidated Financial Information,” “Selected Historical Consolidated Financial Data,” and “Experts” in the prospectus.

Our report dated March 8, 2008, except as to note 2, which is as of May 8, 2008, contains an explanatory paragraph that states that as discussed in note 1 to the consolidated financial statements, effective June 24, 2005, the Successor acquired the net assets of the Immediate Predecessor in a business combination accounted for as a purchase. As a result of this acquisition, the consolidated financial statements for the periods after the acquisition are presented on a different cost basis than that for the period before the acquisition and, therefore, are not comparable. Our report dated March 8, 2008, except as to note 2, which is as of May 8, 2008, also contains an explanatory paragraph that states as discussed in note 2 to the consolidated financial statements, the Company has restated the accompanying consolidated financial statements as of and for the year ended December 31, 2007.

/s/  KPMG LLP

Kansas City, Missouri
June 19, 2008